Exhibit 23.5

[Letterhead of Gustavson Associates, LLC]

CONSENT OF GUSTAVSON ASSOCIATES, LLC

The undersigned, Gustavson Associates, LLC, hereby states as follows:

Our firm prepared an independent review and a preliminary assessment, completed in 2006 (the “Mt. Todd Studies”) concerning mineralized material in the Mt. Todd property, and an independent technical study, completed in 2007, and a preliminary assessment, completed in 2008, concerning mineralized material in the Awak Mas Property (the “Awak Mas Studies” and with the Mt. Todd Studies, the “Technical Studies”), for Vista Gold Corp. (the “Company”), portions of which are summarized under the captions “Item 2. Properties — Mt. Todd — Geology” and “Item 2. Properties — Awak Mas — Geology” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”) which in turn is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

We hereby consent to the incorporation by reference in this Registration Statement of the summary information concerning the Technical Studies, including the references to our firm included with such information, as set forth above in the Form 10-K.

Gustavson Associates, LLC

By:	/s/ William J. Crowl
	Name:	William J. Crowl
	Title:	Vice President, Mining Sector

Date: July 25, 2008